Exhibit 10.1

SEPARATION AGREEMENT, RELEASE AND COVENANT OF NON-DISCLOSURE

Confidential Separation Agreement and General Release between MediaNet Group (“Employer”) and Charles Enrique Arizmendi (“Employee”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1.     The parties agree to and acknowledge and the following: (a) Employee is employed by Employer as the interim Chief Operating Officer; (b) Employer and Employee entered into certain agreements ("Employment Agreement" , "Non-Qualified Stock Option Agreement" both as of November 30, 2011) which impose obligations on Employee both during Employee's employment and after Employee’s employment with Employer; (c) Employee agrees to abide by the terms and conditions of the Employment Agreement, and the Non-Qualified Stock Option Agreement which survive the termination of Employee's employment; (d) Employee and Employer agree that this Agreement shall supersede or modify the terms and conditions of the Employment Agreement, and the Non-Qualified Stock Option Agreement; (e) the parties mutually desire to terminate Employee’s employment; and (f) the parties desire to enter into this Agreement with regard to the termination of Employee’s employment.

2.     The term "Protected Parties" as used herein includes MediaNet Group. (“Employer”), and Employer’s parent corporation, subsidiaries and its affiliates, its successors and assigns, all current and former officers, directors, managers,  employees, members, shareholders, agents, representatives, attorneys, and contractors of such entities.

3.     Employee's separation from employment with Employer is effective January 12th, 2013 (the "Separation Date"). Employee acknowledges receipt of (i) his remaining standard gross wages through July 12th, 2012 (the “Agreement Date”), and (ii) his remaining unused vacation. Employee acknowledges that the Severance Payment described below in paragraph 3(b) actually represents the monies to which he may now or may hereafter be entitled from Employer. This includes but is not limited to back-pay, severance pay, wages, overtime pay, commissions, bonuses, personal time pay, benefits, attorneys' fees and damages of any nature whatsoever.

3.  (a)  Parties agree that the Employment Agreement, except for its section 7, shall be null and void an replaced in its entirety by this Agreement and section 3 of the Stock Option Agreement shall be amended as follows:

“Exercise of Option and Provisions for Termination; Vesting Schedule. The Option shall vest as follows: 312,500 of the Option Shares will vest and become exercisable on March 31, 2012; 312,500 of the Option Shares will vest and become exercisable at the end of each of three successive calendar quarters thereafter. This Option may be exercised at any time during the period (the “Exercise Period”) commencing on March 31, 2012 and terminating on March 31, 2013 (the “Expiration Date”). This Option may not be exercised at any time on or after the Expiration Date.”

The total amount of Option Shares to be exercised would not exceed 1,250,000. The Option Shares currently already vested shall remain Employee’s property.

Furthermore section 14 of the Stock Option Agreement shall be null and void and be replaced by this agreement.

3.  (b)  Severance Payment: Subject to Employee’s execution and non-revocation of this Agreement, Employer shall pay to employee the amount of ninety six-thousand dollars ($96,000). A payment in the amount of twenty four thousand ($24,000) shall be made 8 days after the receipt of the executed separation agreement. The remaining amount of $72,000 shall be paid in equal installments as a salary for the next 6 months until January 12, 2013. During these six months the Employee shall remain employed and Employer shall pay only the healthcare benefits for the Employee according to the Section 4.1 of the Employment Agreement –This shall be paid from the date of Agreement Date until six months after Agreement Date and it would be paid unconditionally in equal installments at the end of such regular payroll accounting periods as are established by the Corporation, or in such other installments upon which the parties hereto shall mutually agree. Until the Separation Date, the Employee will not attend for work or be involved in the business of the Employer. If the payments under this paragraph (3)(b) are paid 30 or more days after the agreed upon due date set forth in this Agreement, Employee shall be entitled to receive an interest equal to 1.5% per month of the amount due or the maximum amount allowed by law, whichever is less and all the Employee’s obligations under section 9 of this Agreement and all others entered in between Employer and Employee, shall cease immediately. All payments are subject to non-revocation of this Agreement. All payments are non-refundable.

Employer additionally agrees to not disparage Employee to any third parties, and to provide a positive letter of reference in response to any employment inquiries.

4.     Employee will not communicate with any known employees or former employees of Employer concerning any claims or potential claims he had or they may have against Employer or the other Protected Parties. Employee agrees that he has no right to reemployment with Employer.

5.     Employee (on Employee's own behalf and on behalf of Employee's spouse, heirs, personal representatives, and any other person who may be entitled to make a claim on Employee's behalf or through Employee), forever releases and discharges the Protected Parties, from any and all claims, charges, actions and causes of action of any kind or nature (including, without limitation, those arising under The Florida Civil Rights Act of 1992, as amended; the Civil Rights Acts of 1866, 1871, 1964 and 1991, as amended; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Vietnam Era Veteran’s Readjustment Assistance Act of 1974, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, and the Older Worker’s Benefit Protection Act) that Employee once had or now has, whether arising out of Employee’s employment, separation of employment with Employer, service as an officer or any other title of any of the Protected Parties and/or otherwise, and whether such claims are now known or unknown to Employee. This is not a complete list, and Employee waives and releases all similar rights and claims under all other federal, state and local discrimination provisions and all other statutory and common law causes of action, including claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress, to the extent allowed by law, relating in any way to Employee’s employment or separation from employment with Employer. Further, Employee represents that Employee (or any person acting on Employee's behalf) has not filed any charges, claims or actions against the Protected Parties with any government entity or court of law.

With respect to the Age Discrimination in Employment Act ("ADEA"), as amended by the Older Workers Benefit Protection Act ("OWBPA"), the parties acknowledge that Employee has (a) 21 days from date of receipt of this Agreement to consider it and once Employee has signed this Agreement, Employee has seven (7) days in which to revoke it. Employee may revoke and cancel this Agreement in writing within seven (7) days of execution by providing written notification of revocation to CEO at Employer's address. If Employee does revoke the Agreement, then the Agreement becomes null and void and Employee shall not be entitled to the Severance Payment provided herein. This Agreement shall not become effective until after the expiration of the seven (7) day revocation period, and Employee acknowledges that Employee is not entitled to the Severance Payment until after expiration of the revocation period. Further, the parties acknowledge that Employee cannot waive any claims under the ADEA or OWBPA that may arise after the date of this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Employee from bringing suit to challenge the validity or enforceability of this Agreement under the ADEA as amended by the OWBPA.

Employee is not releasing any rights to enforce the terms of the stock option plan or any other ownership interests that he may have in the business of Employer.

Employer shall indemnify Employee for any damages sought to be recovered against him as well as attorney’s fees and costs incurred in the defense of an action brought against him that arises out of Employee’s service as an officer or any other title of Employee during his period of employment at Employer except for the actions arising from Employee's own acts done by breaching the Company's procedures or own negligence while employed with Employer.

6.     The parties shall not, directly or indirectly, make or cause the making of any negative, derogatory or disparaging comments or statements about each other. The parties agree that they will not at any time or in any manner, directly or indirectly, talk about, write about, disclose or otherwise publicize or cause to be disclosed or publicized: (a) the fact that they entered into this document or the existence of this document (except for their attorneys, tax advisors or as compelled by law) and (b) Employee’s claims against the Protected Parties, if any. Employee agrees that he will not at any time or in any manner, directly or indirectly, talk about, write about, disclose, or otherwise publicize or cause to be disclosed or publicized (1) the employment policies or practices of the Protected Parties; or (2) any secret, proprietary, personal, financial, confidential, business and business activities or prospects, trade secret, trade practices or other information about the Protected Parties, except to the extent such information is already in the public domain (other than through disclosures made by Employee) (collectively, the "Confidential Information").

Further, Employer agrees to release and discharge Employee from any and all claims, charges, actions and causes of actions Employer once had or now has, arising out of Employee’s service as an officer or any other title of Employee.

7.     Employee acknowledges that he has returned all Employer property, information, materials, handbooks, manuals, etc., including copies that were in his possession at any time during his employment with Employer, and that he will not retain copies of any Employer property information, materials, handbooks, manuals, etc. Employer agrees to allow Employee to retain the Tablet PC Samsung issued to him upon commencement of his employment.

8.     The Employee acknowledge that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101) and it will be considered Company’s property.

9.     Upon termination of his employment and in consideration of the payments in Paragraph 3(b) hereof, hereunder the Employee shall not, for a period of six (6) months after Separation Date compete and/or for a period of two (2) years after the Separation Date solicit, either on his own behalf or for any other person, firm, or company, directly or indirectly as follows:

9.1     Compete with the Business of the Company and/or solicit from the Company the trade or business of any person, firm or company who is a customer of the Company at the Separation Date and with whom the Employee or any person who Employee supervised had dealings at any time within one year prior to the date of Employee’s termination of employment with the Company (an “Existing Customer”) to the detriment of the Company;

9.2     In competition with the Business of the Company, use his knowledge of, or influence over, any Existing Customer to or for his own benefit or the benefit of any other person carrying on business in competition with the Company, or otherwise use his knowledge of or influence over any such customer to the detriment of the Company;

9.3     Compete with the Business of the Company and/or solicit from the Company, the trade or business of any person, firm or company who (not being an “Existing Customer”) at any time during the 12 months preceding the Agreement Date has been a customer of the Company and with whom the Employee personally had dealings (a “Past Customer”);

9.4     Compete with the Business of the Company and/or solicit or otherwise endeavor to do business with any person, firm or company who as Separation Date is not an Existing Customer or a Customer with whom, in the 12 months prior to the termination of this employment, the Employee had been discussing and/or negotiating the prospect of the Company undertaking business for that person, firm or company; or

9.5     directly or indirectly solicit from the Company any person who is an employee of the Company at Agreement Date or otherwise encourage any such employee to sever employment with the Company;

Further, it is agreed that should the Employee violate or breach of any restrictions set forth herein (a) the Employee shall not be entitled to any further severance payments and benefits under this Agreement, and (c) the Employee will have no further rights or entitlements under this Agreement.

10.     Employee acknowledges that the rights, duties and obligations extending from Employee's relationship with one or more of the Protected Parties and the nondisclosure and confidentiality provisions set forth above are confidential, unique, innovative and personal in nature and that Employee's failure to honor these agreements may cause irreparable and irrevocable harm and damages to one or more of the Protected Parties. Accordingly, in the event of a violation of the agreements set forth herein, Employee agrees that each of the affected Protected Parties shall be entitled to damages and/or injunctive relief and such other legal and equitable remedies as may be appropriate and allowed by Florida law, fully understanding that it may result in the issuance of an injunction enjoining and restraining Employee and/or Employee's heirs, successors and assigns, as may be appropriate and allowed by Florida law. Employer shall be entitled to recover from Employee any and all compensation paid to, derived by or assigned to Employee in connection with a violation of the confidentiality and non-disclosure provisions in Section 5 and 10 from this Agreement and Employee hereby assigns to Employer all such compensation, wherever and whenever derived. Nothing herein shall be construed as limiting the scope of the damages recoverable by Employer for a violation of the provisions herein. All of Employer’s remedies set forth herein or arising hereunder whether in law or equity shall be cumulative and not exhaustive.

11.     This document shall be governed by the laws of the State of Florida and any suit for enforcement of the agreements set forth above shall be brought in Broward County, Florida. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition. If at the time of enforcement or any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

12.     Employee agrees that he has had a full and fair opportunity to review this Agreement with counsel and signs it knowingly, voluntarily, and without duress or coercion. Further, in executing this Agreement, Employee agrees that he has not relied on any representation or statement not set forth in this Agreement.

13.     If either party initiates proceedings for the other’s breach of this Agreement, the prevailing party shall recover attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings.

14.     This Agreement may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

IN WITNESS WHEREOF, the undersigned has executed this Separation Agreement, Release and Covenant of Non-Disclosure on this 12th day of July 2012.

Witness:	Employee:

Name:

Witness:	Employer:

Name: